As filed with the Securities and Exchange Commission on May 15, 2002
                                                  Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                        31-1241495
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)
                               -------------------

                                915 Secaucus Road
                           Secaucus, New Jersey 07094
                                 (201) 558-2400

  (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -------------------

                             Steven Balasiano, Esq.
                       Vice President and General Counsel
                    The Children's Place Retail Stores, Inc.
                                915 Secaucus Road
                           Secaucus, New Jersey 07094
                                 (201) 558-2400

 (name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                   COPIES TO:
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                            New York, New York 10038
                      Attention: Jeffrey S. Lowenthal, Esq.
                                 (212) 806-5400
                               -------------------

                  Approximate date of commencement of proposed
                 sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              --------------------

                         CALCULATION OF REGISTRATION FEE


============================ =================== ======================= ====================== ======================
                                                    Proposed Maximum       Proposed Maximum
  Title of Each Class of        Amount To Be         Offering Price            Aggregate              Amount of
Securities to be Registered      Registered           Per Unit(1)           Offering Price        Registration Fee
---------------------------- ------------------- ----------------------- ---------------------- ----------------------

  Common stock, par value
      $0.10 per share         2,000,000 shares          $32.33                $64,670,000             $5,949.64

============================ =================== ======================= ====================== ======================

(1) This price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and the low prices for such common stock on May 13, 2002 as reported on the Nasdaq National Market.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              SUBJECT TO COMPLETION

                    PRELIMINARY PROSPECTUS DATED MAY 15, 2002

                                2,000,000 SHARES

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                                  COMMON STOCK
                               -------------------

     We are registering these shares of our common stock for resale by the selling stockholders identified in this prospectus.

     The prices at which the selling stockholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in privately negotiated transactions. We will not receive any of the proceeds from the sale of these shares of common stock.

                                -----------------

     Our common stock is quoted on The Nasdaq National Market under the symbol "PLCE". On May 15, 2002, the last sale price of our common stock as reported on The Nasdaq National Market was $34.40.

     -----------------

                 INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN
                RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF
                                THIS PROSPECTUS.

                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  The date of this Prospectus is May __, 2002.


================================================================================

                                TABLE OF CONTENTS

                                                                          PAGE

The Company.................................................................2
Risk Factors................................................................3
Use of Proceeds.............................................................8
Selling Stockholders........................................................8
Plan of Distribution........................................................9
Where You Can Find More Information........................................10
Incorporation of Certain Documents by Reference............................11
Disclosure Regarding Forward Looking Statements............................11
Legal Matters..............................................................12
Experts....................................................................12

                               -------------------


     The stylized and non-stylized The Children's Place(R), Place(R), The Place(R), P(R), and certain other trademarks referred to in this prospectus are federally registered in the United States. These trademarks are the property of The Children's Place Retail Stores, Inc. or its subsidiaries. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

                                   THE COMPANY

     The Children's Place Retail Stores, Inc. is a growing specialty retailer of apparel and accessories for children from newborn to twelve years of age. We design, source and market our products under our proprietary "The Children's Place" brand name for sale exclusively in our stores and on our website. Our merchandising objective is to provide our customers with high-quality, fashion and basic products at prices that represent substantial value to our customers. As of May 4, 2002, we operated 554 stores in 47 states, located primarily in regional shopping malls.

     We provide high-quality products that appeal to customers from a broad range of socioeconomic and demographic profiles. We believe that the combination of our distinctive approach to merchandising; our high quality, fashionable product at value prices; and the growing strength of our proprietary brand generates this broad appeal. Our designers interpret style and color fashion trends to develop a selection of fresh and youthful coordinated outfits that distinguishes "The Children's Place" brand. We believe that our up-to-date merchandise styling, our coordinated, high-quality products and our consistent value pricing have created name recognition and customer loyalty for "The Children's Place" brand.

     Over the last several years, we have been aggressively opening new stores to capitalize on our business strengths and our strong store economics. During fiscal 1999, fiscal 2000 and fiscal 2001, we opened 84, 108 and 121 new stores, respectively. We closed one store in fiscal 2000 and one store in fiscal 2001. We plan to continue our aggressive expansion program during fiscal 2002. We expect to open approximately 130 stores, including our entry into the international market with the planned opening of approximately 30 stores in Canada.

     Our net sales have increased at a compound annual growth rate of approximately 28% from $192.6 million in fiscal 1997 to $657.0 million in fiscal 2001. During fiscal 2001, we experienced a comparable store sales decline of 8% in part due to the difficult economic climate. Our net income has increased from $5.2 million in fiscal 1997 to $46.6 million in fiscal 2001 and our diluted earnings per share have increased from $0.22 per share in fiscal 1997 to $1.73 per share in fiscal 2001.

     Our broad merchandise appeal and value pricing strategy results in a highly portable store concept which can operate profitably in a wide variety of demographic and geographic regions. Over the past four years, our new stores have generated an average cash-on-cash return on investment of approximately 81%. We believe that we have the opportunity to significantly increase our domestic store base and anticipate operating more than 1,000 stores by the end of 2005. Our goal is to make "The Children's Place" the number one children's specialty apparel retailer in America.

RECENT FINANCIAL AND OPERATING RESULTS

     During the first quarter ended May 4, 2002, our net sales increased 8% to $173.0 million, while our comparable store sales decreased 11%, as compared to a 2% decrease for the same period last year. At the same time, our net income increased 19% to $15.2 million in the first quarter ended May 4, 2002 from $12.8 million for the same period last year. Our diluted earnings per share increased by 17% to $0.56 per share in the first quarter of 2002 as compared to $0.48 per share in the 2001 period. We opened 34 new stores during the first quarter of 2002.

                                  RISK FACTORS

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE, THIS PROSPECTUS (AND THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS) CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE FOLLOWING SECTION, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED BY REFERENCE.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD SUFFER. IN THIS CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

A FAILURE TO SUCCESSFULLY EXECUTE OUR STRATEGY TO AGGRESSIVELY OPEN NEW STORES TO GROW OUR BUSINESS COULD STRAIN OUR RESOURCES AND HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS PERFORMANCE.

     Our net sales have grown significantly during the past several years, primarily as a result of the opening of new stores. We intend to continue to pursue an aggressive growth strategy for the foreseeable future, and our future operating results will depend largely upon our ability to open and operate new stores successfully and to manage a larger business profitably. We anticipate opening approximately 130 stores during fiscal 2002, which will include approximately 30 stores in Canada.

     We cannot assure you that we will be able to continue to achieve our planned expansion on a timely and profitable basis or that we will be able to achieve results similar to those achieved in existing locations in prior periods. In addition, as our business grows, we anticipate that we will not be able to sustain the current annual growth rate of our store base of approximately 30%. Operating margins may also be adversely affected during periods in which we have incurred expenses in anticipation of new store openings. We may not be able to sustain the cash-on-cash return we experienced in fiscal 2001 of 63% for stores that were operating for their first full fiscal year. Furthermore, we need to continually evaluate the adequacy of our store management and our information and distribution systems to manage our planned expansion. Any failure to successfully and profitably execute our expansion plans could have a material adverse effect on our business.

     We expect to spend approximately $50 to $60 million in fiscal 2002 on capital expenditures, including our expansion into Canada. We believe that cash generated from operations and funds available under our working capital facility will be sufficient to fund our capital and other cash flow requirements for at least the next 12 months. However, it is possible that we may be required to seek additional funds for our capital and other cash flow needs, and we cannot assure you that we will be able to obtain such funds.

OUR PLANNED EXPANSION INVOLVES A NUMBER OF RISKS THAT COULD PREVENT OR DELAY THE SUCCESSFUL OPENING OF NEW STORES AS WELL AS IMPACT THE PERFORMANCE OF OUR EXISTING STORES.

     We are subject to a variety of business risks generally associated with rapidly growing companies. Our ability to open and operate new stores successfully depends on many factors, including, among others, the availability of suitable store locations, the ability to negotiate acceptable lease terms, the ability to timely complete necessary construction, the ability to successfully integrate new stores into our existing operations, the ability to hire and train store personnel and the ability to recognize and respond to regional and climate-related differences in our customer preferences.

THE DECLINE IN GENERAL ECONOMIC CONDITIONS HAS LED TO A DECLINE IN COMPARABLE STORE SALES, AND WE WILL CONTINUE TO BE SUSCEPTIBLE TO SUCH GENERAL ECONOMIC CONDITIONS AND TRENDS.

     Our business is sensitive to customers' spending patterns which, in turn, are subject to prevailing regional and national economic conditions such as consumer confidence, recession, interest rates and taxation. During fiscal 2001, we reported a comparable store sales decline of 8% due in part to the difficult economic climate. If this economic climate is sustained, we will continue to be at risk to comparable store sales declines. We are, and will continue to be, susceptible to changes in regional economic conditions, weather conditions, demographic and population characteristics, consumer preferences and other regional factors.

POTENTIAL DISRUPTIONS IN OUR RECEIVING AND DISTRIBUTION SYSTEMS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Our merchandise is shipped directly from manufacturers through freight consolidators to our distribution centers in Secaucus, New Jersey and Ontario, California. Our operating results depend in large part on the orderly operation of our receiving and distribution process, which depends on manufacturers' adherence to shipping schedules and our effective management of our distribution facilities. During the second quarter of 2002, we plan to open a distribution center in the Toronto, Canada vicinity to support merchandise distribution for our planned Canadian stores. We cannot assure you that we have anticipated, or will be able to anticipate, all of the changing demands which our expanding operations will impose on our receiving and distribution systems. We also cannot assure you that we will not experience start-up delays or other difficulties with our Canadian distribution center. Furthermore, it is possible that events beyond our control, such as a military action, strike or other disruption, could result in delays in delivery of merchandise to our stores. Any such event could have a material adverse effect on our business.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ANTICIPATE AND RAPIDLY RESPOND TO CONSUMER FASHION TRENDS AND PREFERENCES.

     Our continued success will depend in part on our ability to anticipate and respond to fashion trends and consumer preferences. Our design, manufacturing and distribution process generally takes up to one year, during which time fashion trends and consumer preferences may change. Failure to anticipate, identify or respond to future fashion trends may adversely affect customer acceptance of our products or require substantial markdowns, which could have a material adverse effect on our business.

WE ARE RELIANT ON OUR INFORMATION TECHNOLOGY SYSTEMS.

     We rely on various information systems to manage our operations and regularly make investments to upgrade, enhance or replace such systems. Any delays or difficulties in transitioning to these or other new systems, or in integrating these systems with our current systems, or any other disruptions affecting our information systems, could have a material adverse effect on our business.

WE RELY ON OUR GOOD RELATIONSHIPS WITH A SMALL NUMBER OF UNAFFILIATED MANUFACTURERS AND INDEPENDENT AGENTS LOCATED PRIMARILY IN ASIA TO IMPLEMENT OUR BUSINESS STRATEGY SUCCESSFULLY.

     We do not own or operate any manufacturing facilities and therefore are dependent upon independent third parties for the manufacture of all of our products. Our products are currently manufactured to our specifications, pursuant to purchase orders, by more than 150 independent manufacturers located primarily in Asia. We have no exclusive or long-term contracts with our manufacturers and compete with other companies for manufacturing facilities. In addition, we have no formal written agreement with the Hong Kong-based trading company through which we purchase approximately 40% of our products. We also purchase approximately 20% of our products from a single agent in Taiwan and approximately 10% of our products from a single agent in Turkey, which have exclusive arrangements with us. Although we believe that we have established close relationships with our trading company, independent agents and principal manufacturers, the inability to maintain such relationships or to find additional sources to cover future growth could have a material adverse effect on our business.

WE FACE RISKS RELATED TO THE USE OF FOREIGN MANUFACTURERS, INCLUDING THE ADVERSE IMPACT THAT COULD RESULT FROM THE UNAFFILIATED MANUFACTURERS' FAILURE TO COMPLY WITH ACCEPTABLE INTERNATIONAL LABOR PRACTICES.

     Our business is subject to the risks generally associated with purchasing from foreign countries. Some of these risks are foreign governmental regulations, political instability, currency and exchange risks, quotas on the amounts and types of merchandise which may be imported into the United States and Canada from other countries, disruptions or delays in shipments and changes in economic conditions in countries in which our manufacturing sources are located. We cannot predict the effect that such factors will have on our business arrangements with foreign manufacturing sources. If any of these factors rendered the conduct of business in a particular country undesirable or impractical, or if our current foreign manufacturing sources ceased doing business with us for any reason, our business could be materially adversely affected. Our business is also subject to the risks associated with changes in U.S. and Canadian legislation and regulations relating to imported apparel products, including quotas, duties, taxes and other charges or restrictions on imported apparel. We cannot predict whether such changes or other charges or restrictions will be imposed upon the importation of our products in the future, or the effect any such event would have on our business.

     We require our independent manufacturers to operate in compliance with applicable laws and regulations and our internal requirements. While our purchasing guidelines promote ethical business practices, we do not control these manufacturers or their labor practices. The violation of labor or other laws by one of the independent manufacturers we use or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States and Canada could have a material adverse effect on our business.

OUR QUARTERLY RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS, AND OUR EARNINGS ARE HEAVILY DEPENDENT UPON THIRD AND FOURTH QUARTER SALES.

     As is the case with many apparel retailers, we experience seasonal fluctuations in our net sales and net income. Our net sales and net income are generally weakest during the first two fiscal quarters, and are lower during the second fiscal quarter than during the first fiscal quarter. For example, in fiscal 2001, 24%, 18%, 28% and 30% of our net sales for stores open for the full fiscal year occurred in the first, second, third and fourth quarters, respectively. In fiscal 2001, we experienced a second quarter loss and expect to experience a second quarter loss in fiscal 2002. It is possible that we will continue to experience second quarter losses in future periods. Our first quarter results are heavily dependent upon sales during the period leading up to the Easter holiday and weak sales during this period could have a material adverse effect on our business. Our third quarter results are heavily dependent upon back-to-school sales and our fourth quarter results are heavily dependent upon sales during the holiday season. Weak sales during either of these periods could have a material adverse effect on our business.

     Our quarterly results of operations may also fluctuate significantly from quarter to quarter as a result of a variety of other factors, including overall economic conditions and recession, the timing of new store openings and related pre-opening and other start-up costs, net sales contributed by new stores, increases or decreases in comparable store sales, weather conditions, shifts in the timing of certain holidays and changes in our merchandise mix. Any failure by us to meet our business plans for, in particular, the third and fourth quarter of any fiscal year would have a material adverse effect on our earnings, which in all likelihood would not be offset by satisfactory results achieved in other quarters of the same fiscal year. In addition, because our expense levels are based in part on expectations of future sales levels, a shortfall in expected sales could result in a disproportionate decrease in our net income.

OUR COMPARABLE STORE SALES RESULTS CAN FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND THE MARKET PRICE OF OUR COMMON STOCK.

     Numerous factors affect our comparable store sales results including, among others, economic conditions and recession, weather conditions, fashion trends, merchandise assortment, retail prices, the retail sales environment and our success in executing our business strategy. During fiscal 2001, we reported a comparable store sales decline of 8% due in part to the difficult economic climate which caused a slowdown in store traffic. Our monthly comparable store sales results have fluctuated significantly in the past and we anticipate that our monthly comparable store sales will continue to fluctuate in the future. Moreover, comparable store sales for any particular period may decrease in the future. Comparable store sales results are often followed closely by the investment community and significant fluctuations in such results may affect the price of our Common Stock. Any such variations in our comparable store sales results could have a material adverse effect on our business and on the market price of our Common Stock.

AS WE EXPAND INTO NEW GEOGRAPHIC MARKETS, WE MAY NOT SUCCESSFULLY ADAPT TO THE DIVERSE CONDITIONS OF THESE NEW GEOGRAPHIC MARKETS.

     Although we operate in 47 states, approximately 70% of our stores are in the eastern half of the United States, with concentrations of stores in metropolitan areas. In addition, as we implement our growth strategy in fiscal 2002 with our first international expansion into Canada, we will increase our susceptibility to differences in demographic and population characteristics, regional economic conditions, consumer preferences and other geographical factors. As we open stores in more extremely hot and cold climates, our merchandise assortments may need to more specifically address different climate and weather-related conditions. We cannot assure you that, as we expand into new regions, we will be able to achieve results comparable to those we have achieved in prior periods in regions where we already conduct business.

OUR PLANNED INTERNATIONAL EXPANSION COULD POSE ADDITIONAL NEW RISKS ASSOCIATED WITH OPERATING IN FOREIGN MARKETS.

     During fiscal 2002, we plan to open our first stores in Canada. We cannot assure you we will be able to complete this planned expansion on a timely and profitable basis or that we will be able to achieve results similar to those achieved in existing domestic locations in prior periods. During fiscal 2002, we expect to generate an operating loss from our Canadian operations. We cannot assure you that we will be able to address in a timely fashion the additional risks of international expansion such as governmental requirements over merchandise importation, employment, taxation and multi-lingual requirements. As a result of international expansion, we will be at increased risk to fluctuations in foreign currencies. In addition, our technology systems and corporate infrastructure may not be able to fully address the requirements of international expansion.

FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY EFFECT OUR RESULTS IN THE FUTURE.

     We conduct our business in U.S. dollars. However, because we purchase substantially all of our products overseas, the cost of these products may be affected by changes in the values of the relevant currencies. To date, we have not considered it necessary to hedge against foreign currency fluctuations. During fiscal 2002, the risk of foreign currency fluctuations will increase as we open stores in Canada. Although foreign currency fluctuations have had no material adverse effect on our business in the past, we cannot predict whether such fluctuations will have such an effect in the future.

OUR STORES ARE HEAVILY DEPENDENT ON CUSTOMER TRAFFIC GENERATED BY SHOPPING MALLS, WHICH COULD BE ADVERSELY AFFECTED BY CONTINUED THREATS OF TERRORISM.

     We are dependent upon the continued popularity of malls as shopping destinations and the ability of mall anchor tenants and other attractions to generate customer traffic in the malls where our stores are located. Any terrorist act that decreases the level of mall traffic or other shopping traffic would have a material adverse effect on our business.

OUR FAILURE TO RETAIN OUR EXISTING SENIOR MANAGEMENT TEAM COULD ADVERSELY EFFECT OUR BUSINESS.

     The leadership of Ezra Dabah, our Chairman of the Board and Chief Executive Officer, has been instrumental in our success. The loss of the services of Mr. Dabah could have a material adverse effect on our business. We have entered into an employment agreement with Mr. Dabah, but we cannot assure you that we will be able to retain his services. In addition, other members of management have substantial experience and expertise in our business and have made significant contributions to its growth and success. The loss of services of one or more of these individuals, or the inability to attract additional qualified managers or other personnel as we grow, could have a material adverse effect on our business. We are not protected by any key-man or similar life insurance for any of our executive officers.

OUR RESULTS MAY BE ADVERSELY IMPACTED AT ANY TIME BY A SIGNIFICANT NUMBER OF LARGER COMPETITORS.

     The children's apparel retail business is highly competitive. We compete in substantially all of our markets with GapKids, babyGap and Old Navy (each of which is a division of The Gap, Inc.), The Gymboree Corporation, Too, Inc., J.C. Penney Company, Inc., Sears, Roebuck and Co. and other department stores that sell children's apparel and accessories, as well as discount stores such as Wal-Mart Stores, Inc., Target Corporation, Kmart Corporation and Kids "R" Us (a division of Toys "R" Us, Inc.). We also compete with a wide variety of specialty stores, other national and regional retail chains, catalog companies and internet retailers. One or more of our competitors are present in substantially all of the areas in which we have stores. Many of our competitors are larger than The Children's Place and have access to significantly greater financial, marketing and other resources than we have. We cannot assure you that we will be able to compete successfully against existing or future competition.

WE ARE CONTROLLED BY A SMALL GROUP OF EXISTING STOCKHOLDERS WHOSE INTERESTS MAY DIFFER FROM THE INTERESTS OF OTHER STOCKHOLDERS.

     As of May 1, 2002, Ezra Dabah and certain members of his family beneficially own 7,925,890 shares of our Common Stock, constituting approximately 30.0% of the outstanding Common Stock. Two funds managed by Saunders Karp & Megrue, L.L.C. ("SKM"), The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "SK Funds"), own 6,704,053 shares or approximately 25.3% of our outstanding Common Stock. Under a stockholders agreement, Mr. Dabah and certain members of his family, the SK Funds and certain other stockholders, who own in the aggregate a majority of our outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to our Board of Directors in any election of directors. As a result, the SK Funds and Ezra Dabah are, and will continue to be, able to control the election of our directors. In addition, if the SK Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of our stockholders for approval.

ANY LIMITATION ON OUR USE OF NET OPERATING LOSS CARRYFORWARDS BY THE INTERNAL REVENUE SERVICE COULD SUBJECT US TO ADDITIONAL TAXES WITH RESPECT TO PREVIOUS TAX YEARS.

     We utilized $38.4 million and $1.6 million of our net operating loss carryforwards ("NOLs") to offset taxable income that we earned in our 1998 and 1999 taxable years, respectively. As the amount and availability of these NOLs are subject to review by the Internal Revenue Service, we cannot assure you that the NOLs will not be reduced or their use limited as the result of an audit of our tax returns. If the amount of these NOLs were reduced or their availability limited, we could be liable for additional taxes with respect to our 1998 and 1999 taxable years. Any such reduction or restriction could have a material adverse effect on our business.

QUARTERLY FLUCTUATIONS IN OUR FINANCIAL AND OTHER RESULTS COULD CAUSE SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS WITH RESPECT TO OUR COMMON STOCK.

     Our Common Stock, which is quoted on the Nasdaq National Market, has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results, our comparable store sales results, announcements by other apparel retailers, the overall economy and the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially.

ANTI-TAKEOVER PROVISIONS OF APPLICABLE DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DISCOURAGE, DELAY OR PREVENT TAKEOVER ATTEMPTS AND COULD REDUCE THE MARKET VALUE OF OUR COMMON STOCK.

     Certain provisions of our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated ByLaws (the "ByLaws") may have anti-takeover effects and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions, among other things, (1) classify our Board of Directors into three classes, each of which will serve for different three year periods, (2) provide that only the Chairman of the Board of Directors may call special meetings of the stockholders, (3) provide that a director may be removed by stockholders only for cause by a vote of the holders of more than two-thirds of the shares entitled to vote, (4) provide that all vacancies on our Board of Directors, including any vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if the number is less than a quorum, (5) establish certain advance notice procedures for nominations of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, and (6) require a vote of the holders of more than two-thirds of the shares entitled to vote in order to amend the foregoing provisions and certain other provisions of the Certificate of Incorporation and ByLaws. In addition, the Board of Directors, without further action of the stockholders, is permitted to issue and fix the terms of preferred stock which may have rights senior to those of the Common Stock. Moreover, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), which would require a two-thirds vote of stockholders for any business combination (such as a merger or sales of all or substantially all of our assets) between The Children's Place and an "interested stockholder," unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. In certain circumstances, the existence of these provisions which inhibit or discourage takeover attempts could reduce the market value of our Common Stock.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of these shares by the selling stockholders. All proceeds from the sale of these shares will go to the selling stockholders who offer and sell those shares.

                              SELLING STOCKHOLDERS

     The selling stockholders are party to a stockholders agreement with us in which we agreed to register shares of common stock they hold upon their request so long as such selling stockholders continue to collectively own at least a specified percentage of our common stock. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares of common stock.

     The following table sets forth certain information, as of May 1, 2002, with respect to each of the selling stockholders and their beneficial ownership of our common stock, both prior to and after the sale of the shares of common stock. The number and percentage of our shares of common stock beneficially owned by the selling stockholders after the offering assumes that each selling stockholder sold all of the shares offered by this prospectus. The information with respect to beneficial ownership has been furnished solely by the respective selling stockholders.

                                                    SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                                  OWNED PRIOR TO OFFERING     NUMBER OF       OWNED AFTER OFFERING
                                                                                SHARES
          NAME OF SELLING STOCKHOLDER              NUMBER       PERCENT        OFFERED         NUMBER       PERCENT

Saunders Karp & Megrue, L.L.C.(1)                 6,704,053      25.3%        2,000,000      4,704,053       17.8%

(1) These shares include (a) 6,608,268 shares of common stock owned by The SK Equity Fund, L.P. and (b) 95,785 shares of common stock owned by the SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of The SK Equity Fund, L.P. and the SK Investment Fund, L.P. Saunders Karp & Megrue Partners, L.L.C. serves as the general partner of SKM Partners, L.P. An affiliate of these funds provides us with financial advisory services. The address for each of these entities is 262 Harbor Drive, Stamford, CT 06902.

     The number of shares beneficially owned by each selling stockholder is determined in accordance with the rules of the Securities and Exchange Commission and are not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock with respect to which each selling stockholder has sole or shared voting power and any shares of common stock that such selling stockholder has the right to acquire within sixty (60) days after May 1, 2002 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange commission, that only the person or entity whose ownership is being reported has converted options and warrants into shares of common stock.

     Unless otherwise indicated, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to their shares of common stock.

     Two of our directors, John F. Megrue and David J. Oddi, are members of Saunders Karp & Megrue Partners, L.L.C., which is an affiliate of the selling stockholders.

                              PLAN OF DISTRIBUTION

     We are registering 2,000,000 shares of our common stock on behalf of the selling stockholders. The selling stockholders may sell the shares of common stock from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling stockholders may sell the shares of common stock on one or more exchanges or automated quotation systems, in one or more underwritten offerings, in the over-the-counter market, in privately negotiated transactions or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers or to underwriters for resale to the public. The shares of common stock may be sold by one or more of, or a combination of, the following: (a) one or more underwritten offerings; (b) a block trade in which the broker-dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (d) an exchange distribution in accordance with the rules of such exchange; (e) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (f) privately negotiated transactions between a selling stockholder and a purchaser without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

     If the selling stockholders use underwriters for a sale of their shares of common stock covered by this prospectus, the underwriters will acquire such shares for their own account. The underwriters may resell the shares of common stock in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares of common stock will be subject to the conditions set forth in the applicable underwriting agreement.

     In connection with any underwritten offering of the shares of common stock covered by this prospectus, any underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock. These transactions may include over-allotment, short sales and purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by underwriters of a greater number of shares of our common stock than they are required to purchase in an offering. In order to cover a short position, the underwriters may bid for and purchase shares of common stock in the open market or may exercise their over-allotment option. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. The underwriters may also impose a penalty bid. This means that the representatives of the underwriters can reclaim a selling concession from a dealer when the shares of common stock originally sold by such dealer in an offering are purchased in a stabilizing transaction or in a transaction to cover short positions.

     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

     In connection with any underwritten offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M. Rule 103 permits passive market making during the period when Regulation M would otherwise prohibit market making activity by the participants in an offering. Passive market making may occur during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

     The selling stockholders may also sell the shares of common stock covered by this prospectus directly to one or more purchasers through broker-dealers. In this case, the shares of common stock may be sold by selling stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. The broker-dealers engaged may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. The broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares of common stock. The broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares of common stock. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares of common stock or otherwise. In these transactions, broker-dealers may engage in short sales of shares of common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares of common stock short and redeliver shares of common stock to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery of shares of common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus. The selling stockholders also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares of common stock so loaned, or upon a default the broker-dealer may sell the shares of common stock so pledged, pursuant to this prospectus.

     In accordance with the applicable rules and regulations under the Securities Exchange Act of 1934, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933 upon being notified by a selling stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares of common stock through an underwritten offering, block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose: (a) the name of each such selling stockholder and of the participating underwriters or broker-dealers; (b) the number of shares of common stock involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such underwriters or broker-dealers, where applicable; and (e) other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares of common stock.

     We have agreed to indemnify each selling stockholder and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any underwriter or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC's website at http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to those other documents. The information incorporated by reference is an important part of this prospectus. The information that we file with the Securities and Exchange Commission in the future will automatically update and supersede previously filed information.

     We are incorporating by reference the documents listed below:

     (1) our Annual Report on Form 10-K for the fiscal year ended February 2, 2002; and

     (2) the description of our common stock contained in our Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report updating such description.

     All other documents that we file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to the termination of this offering shall also be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of these documents, other than exhibits to those documents that are not specifically incorporated by reference into the documents. You may request copies by contacting The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, NJ 07094, Attention: Secretary.

     You should rely only on the information contained in this prospectus or incorporated by reference. Neither we nor the selling stockholders have authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of common stock.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties.

     Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, those set forth under the caption "Risk Factors." Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could prove to be inaccurate, and therefore, there can be no assurance that these forward-looking statements will prove to be accurate.

     Because the risk factors described in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                                  LEGAL MATTERS

     Stroock & Stroock & Lavan, LLP, New York, New York, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus.


                                     EXPERTS

     The financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than any underwriting discounts and commissions. All amounts shown are estimates, except the Securities and Exchange Commission Registration Fee. These expenses may increase substantially to the extent the shares are sold in an underwritten offering.

      Securities and Exchange Commission Registration Fee         $5,950
      Accounting Fees and Expenses                                $10,000
      Legal Fees and Expenses                                     $30,000
      Printing and Miscellaneous Expenses                         $19,050

      Total                                                       $65,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation limits the liability of directors (in their capacity as directors but not in their capacity as officers) to The Children's Place or our stockholders to the fullest extent permitted by the DGCL. Specifically, no director of The Children's Place will be personally liable for monetary damages for breach of the director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions, or any successor provision thereto; or (iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and our stockholders.

     Under the Certificate of Incorporation, The Children's Place will indemnify those persons whom we shall have the power to indemnify to the fullest extent permitted by Section 145 of the DGCL, which may include liabilities under the Securities Act of 1933. Accordingly, in accordance with Section 145 of the DGCL, The Children's Place will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a "derivative" action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of The Children's Place, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.

     The Certificate of Incorporation provides that The Children's Place will advance expenses to the fullest extent permitted by Section 145 of the DGCL. Accordingly, the Company, in accordance therewith, will pay for the expenses incurred by an indemnified person in defending the proceedings specified in the preceding paragraph in advance of their final disposition, provided that, if the DGCL so requires, such person agrees to reimburse The Children's Place if it is ultimately determined that such person is not entitled to indemnification. In addition, pursuant to the DGCL we may purchase and maintain insurance on behalf of any person who is or was a director, employee or agent of the Company against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not we would have the power or obligation to indemnify such person against such liability under the provisions of DGCL. We maintain insurance for the benefit of the Company's officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

     The Children's Place has entered into agreements to indemnify our directors which are intended to provide the maximum indemnification permitted by Delaware law. These agreements, among other things, indemnify each of our outside directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of The Children's Place, on account of such director's service as a director of The Children's Place.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith:

         EXHIBIT
         NUMBER                EXHIBIT TITLE
     ----------------- --------------------------------------------------------
            5          Opinion of Stroock & Stroock & Lavan LLP.
          23.1         Consent of Stroock & Stroock & Lavan LLP. (included in
                       Exhibit 5)
          23.2         Consent of Arthur Andersen LLP, Independent Auditors.
           24          Power of Attorney.(Included on Signature Page)

ITEM 17.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Secaucus, State of New Jersey, on the 15th day of May, 2002.

                                    THE CHILDREN'S PLACE RETAIL STORES, INC.


                                    By:  /S/ EZRA DABAH
                                         --------------
                                         Ezra Dabah.
                                         CHAIRMAN OF THE BOARD AND
                                         CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ezra Dabah and Steven Balasiano, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURE                                 TITLE                  DATE

    /S/ EZRA DABAH            Chairman of the Board of Directors    May 15, 2002
    --------------            and Chief Executive Officer
      Ezra Dabah              (Principal Executive Officer)



  /S/ SETH L. UDASIN          Vice President and Chief Financial    May 15, 2002
  ------------------          Officer (Principal Financial Officer
    Seth L. Udasin            and Principal Accounting Officer)



/S/ STANLEY SILVERSTEIN       Director                              May 15, 2002
-----------------------
  Stanley Silverstein



    /S/ JOHN MEGRUE           Director                              May 15, 2002
    ---------------
      John Megrue


    /S/ DAVID ODDI            Director                              May 15, 2002
    --------------
      David Oddi



 ____________________         Director                              May __, 2002
   Sally Frame Kasaks

                                  EXHIBIT INDEX

       EXHIBIT
       NUMBER                    EXHIBIT TITLE
   ------------------ ---------------------------------------------------------
         5.1          Opinion of Stroock & Stroock & Lavan LLP.
        23.1          Consent of Stroock & Stroock & Lavan LLP.  (Exhibit 5.1)
        23.2          Consent of Arthur Andersen LLP, Independent Auditors.
         24           Power of Attorney.(Included on Signature Page)